UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2017

HTG Molecular Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37369	86-0912294
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3430 E. Global Loop Tucson, AZ		85706
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (877) 289-2615

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a)

As previously reported, on August 15, 2016, HTG Molecular Diagnostics, Inc. (the “Company”) received notice from staff (the “Staff”) of the Nasdaq Stock Market LLC (“NASDAQ”) that the Company did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing set forth in NASDAQ Listing Rule 5450(b)(1)(A) (the “Rule”).  The Company subsequently received an extension from the Staff until February 13, 2017 to regain compliance with the Rule.

On February 14, 2017, the Company received a letter (the “Delisting Notice”) from the Staff stating that the Company did not regain compliance with the Rule and that, as a result, trading in the Company’s common stock will be suspended at the opening of business on February 23, 2017, and the Company’s common stock will be removed from listing and registration on The Nasdaq Stock Market, unless the Company requests on appeal of the Staff’s determination to a Hearings Panel.

On February 21, 2017, the Company appealed the Staff’s delisting determination to a NASDAQ Hearings Panel (the “Panel”), pursuant to the procedures set forth in the NASDAQ Listing Rule 5800 series. According to the Delisting Notice, the hearing request will stay any delisting action in connection with the Delisting Notice and allow the continued listing of the Company’s common stock on The Nasdaq Global Market until the Panel renders a decision.

There can be no assurance that the Company will be able to regain compliance with the Rule or otherwise meet the requirements for continued listing on NASDAQ, or that the Company will continue to pursue regained compliance with the Rule or continued listing on NASDAQ in lieu of other alternatives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HTG Molecular Diagnostics, Inc.

Dated: February 21, 2017	By:	/s/ Shaun D. McMeans
Shaun D. McMeans
Vice President of Finance and Administration and Chief Financial Officer